Exhibit 11 -- Statement Re: Computation of Per-Share Earnings
                                                    Year ended August 31,
                                                       1996        1995
                                                    ---------   ---------
Primary

  Average shares outstanding                        1,565,284   1,557,373

  Net effect of dilutive stock options -
     based on the treasury stock method
     using average market price                       160,724     101,101
                                                    ---------   ---------
  Total                                             1,726,008   1,658,474
                                                    =========   =========
  Net income                                       $  665,355  $  645,054
                                                    =========   =========
  Per-share amount                                      $0.39       $0.39
                                                         ====        ====
Fully Diluted

  Average shares outstanding                        1,565,284   1,557,373

  Net effect of dilutive stock options -
     based on the treasury stock method
     using the year-end market price, if
     higher than average market price                 164,343     109,815
                                                    ---------   ---------
  Total                                             1,729,627   1,667,188
                                                    =========   =========
  Net income                                       $  665,355  $  645,054
                                                    =========   =========
  Per-share amount                                      $0.39       $0.39
                                                         ====        ====